Exhibit 99.1

NEWS RELEASE

Teradata Reports Fourth Quarter and Full-Year 2014 Results

•	Full-year revenue of $2.732 billion, up 1 percent, up 3 percent in constant currency(1)

•	Fourth quarter revenue was $761 million, down 1 percent, up 3 percent in constant currency(1)

•	GAAP EPS of $0.77 in the quarter, $2.33 for the full-year period

•	Non-GAAP EPS of $0.91 in the quarter, $2.86 for the full-year period(2)

•	Cash from Operations increased 54 percent in the quarter, and 33 percent to $680 million for the year

ATLANTA, Georgia - February 5, 2015 -- Teradata Corp. (NYSE: TDC) reported revenue of $761 million for the quarter ended December 31, 2014, versus $769 million in the fourth quarter of 2013. Fourth quarter revenue decreased 1 percent when compared to the prior year period, but increased 3 percent when compared in constant currency.(1) For the full-year 2014, revenue was $2.732 billion, a 1 percent increase from $2.692 billion in 2013. In constant currency, full-year revenue increased 3 percent.(1) Currency created a headwind of 4 percent for the fourth quarter revenue comparison, and 2 percent for the full-year comparison.

Gross margin was 55.8 percent, versus 56.0 percent reported in the fourth quarter of 2013 under U.S. Generally Accepted Accounting Principles (GAAP). On a non-GAAP basis, excluding stock-based compensation expense and special items described in footnote #2, gross margin was 56.9 percent, versus 57.3 percent in the prior year period.(2) The decrease in non-GAAP gross margin for the quarter resulted primarily from lower product gross margins. On a GAAP basis, gross margin for the full-year 2014 was 54.1 percent, versus 54.7 percent in 2013. On a non-GAAP basis, excluding special items described in footnote #2, 2014 full-year non-GAAP gross margin was 55.5 percent, versus 56.0 percent for the full-year 2013.(2) The decrease in non-GAAP gross margin for the full-year primarily resulted from increased amortization of previously capitalized software and lower consulting services rates.

Teradata reported fourth quarter net income of $118 million, or $0.77 per diluted share, which compared to net income of $112 million, or $0.68 per diluted share, in the fourth quarter of 2013. Stock-based compensation expense and other special items reduced Teradata’s 2014 fourth quarter net income by $22 million, or $0.14 of earnings per diluted share, as reported under GAAP.(2) Excluding stock-based compensation expense and special items, non-GAAP net income in the fourth quarter of 2014 was $140 million, or $0.91 per diluted share, versus $144 million, or $0.88 per diluted share, in the fourth quarter of 2013.(2)

Full-year net income reported under GAAP was $367 million, or $2.33 per diluted share, which compared to net income of $377 million, or $2.27 per diluted share in 2013. Stock-based compensation expense and other special items reduced Teradata’s 2014 net income by $85 million, or $0.53 of earnings per diluted share.(2) Excluding stock-based compensation expense and special items, full-year non-GAAP net income was $452 million, or $2.86 per diluted share in 2014, compared to $459 million, or $2.76 per diluted share in 2013.(2)
“Teradata’s fourth quarter and full-year financial results were roughly in line with what we were expecting, however we are not satisfied with these results,” said Mike Koehler, president and chief executive officer, Teradata Corporation. “We were pleased with the record number of new customer wins for the quarter and with the second highest number of wins for the year, along with the additions we made to our Big Data Analytics and Marketing Applications portfolios.
“We are increasing investments significantly in 2015 in Big Data Analytics, Marketing Applications, Teradata Cloud, and in demand creation to go broader in the market. Although this will impact earnings in 2015, we believe these investments will position us well for longer term revenue and earnings growth.”
Segment Revenue Performance
(in millions)

	For the Three Months Ended December 31
	2014	2013	% Change as Reported	% Change in Constant Currency(1)
Americas	$456	$464	-2%	-1%
International	305	305	0%	8%
Total Revenue	$761	$769	-1%	3%

	For the Twelve Months Ended December 31
	2014	2013	% Change as Reported	% Change in Constant Currency(1)
Americas	$1,619	$1,633	-1%	0%
International	1,113	1,059	5%	8%
Total Revenue	$2,732	$2,692	1%	3%

Operating Income
Fourth quarter GAAP operating income of $158 million compared to $177 million reported in the fourth quarter of 2013. On a non-GAAP basis, operating income was $187 million versus $205 million in the fourth quarter of 2013.(2) The decrease was primarily due to lower revenue and product gross margin as well as higher R&D expense.

Full-year operating income was $503 million in 2014, versus $532 million in 2013. On a non-GAAP basis, full-year operating income was $621 million, versus $641 million in 2013.(2) The year-over-year decrease was due to lower gross margin and higher R&D and selling expense.

Income Taxes
Teradata’s GAAP tax rate was 24.8% in the fourth quarter 2014 versus 27.3% in 2013, and the non-GAAP tax rate was 25.1% as compared to 29.4% in 2013.(2) The year-over-year decrease was largely driven by a higher proportion of foreign pre-tax earnings in 2014 versus the prior period, and a $4 million discrete tax benefit for the retroactive reinstatement of the 2014 U.S. Federal Research and Development Tax Credit recognized during the fourth quarter of 2014.
 The full-year 2014 GAAP tax rate was 25.7% versus 25.8% for 2013. The full-year 2014 non-GAAP tax rate was 27.2% as compared to 28.2% for 2013.(2)  There were no material discrete tax items impacting the non-GAAP tax rates for full-year 2014 or 2013. The decrease between periods was driven by a higher proportion of foreign pre-tax earnings in 2014 versus the prior period.

Cash Flow
During the fourth quarter of 2014, Teradata generated $97 million of cash from operating activities, compared to $63 million in the prior-year period. Teradata generated $62 million of free cash flow (cash from operating activities less capital expenditures and additions to capitalized software)(3) in the fourth quarter of 2014, versus $25 million in the same period in 2013.

For the full-year, Teradata generated $680 million of cash from operating activities, compared to $510 million in 2013. Teradata generated $551 million of free cash flow(3) in 2014, versus $372 million in 2013. The timing of accounts receivable collections in 2014 was the primary driver that led to the higher free cash flow in the fourth quarter and full-year periods of 2014 as compared to 2013.

Balance Sheet
Teradata ended the quarter with $834 million in cash, a $139 million increase from December 31, 2013.

During the quarter, Teradata purchased approximately 6.1 million shares of its stock for $268 million. For the full-year 2014, Teradata acquired approximately 13 million shares for $560 million.

As of December 31, 2014, Teradata had total debt of approximately $468 million, including $248 million outstanding under a term loan and $220 million drawn on its $300 million credit facility.

2015 Outlook
Teradata expects full-year 2015 reported revenue to be flat to down 2 percent as compared to 2014. On a constant currency basis, revenue is expected to grow 3 - 5 percent in 2015.(1)

Reflecting investments Teradata expects to make in 2015 as well as the negative impact of currency translation, earnings per share for the full-year 2015 is expected to be in the $1.91-$2.11 range on a

GAAP basis and $2.50-$2.70 on a non-GAAP basis, which excludes stock-based compensation expense and other special items.(2) Teradata expects approximately $0.22 of negative impact from currency translation in 2015, which is included in Teradata’s GAAP and non-GAAP EPS guidance.
A conference call is scheduled today at 8:30 a.m. (ET) to discuss the company’s fourth quarter and full-year 2014 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s website at investor.teradata.com.

Supplemental financial information regarding Teradata’s operating results is also available on the Investor Relations page of Teradata’s website.

1.
The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates. See the foreign currency fluctuation schedule on the Investor Relations page of the company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis.

	For the Three Months Ended December 31 (in millions)				For the Twelve Months Ended December 31 (in millions)

	2014	2013	%Chg as Rpt’t	%Chg in CC	2014	2013	%Chg as Rpt’d	%Chg in CC
Revenue
Products (software/hardware)	$360	$372	(3)%	-1%	$1,227	$1,230	0%	1%

Consulting services	225	225	0%	5%	817	818	0%	2%
Maintenance services	176	172	2%	6%	688	644	7%	8%
Total Services	401	397	1%	6%	1,505	1,462	3%	5%
Total Revenue	$761	$769	(1)%	3%	$2,732	$2,692	1%	3%

By segment
Americas	$456	$464	(2)%	-1%	$1,619	$1,633	-1%	0%
International	305	$305	0%	8%	1,113	1,059	5%	8%
Total Revenue	$761	$769	(1)%	3%	$2,732	$2,692	1%	3%

2.
Teradata reports its results in accordance with GAAP. However, as described below, the company believes that certain non-GAAP measures (such as non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, which exclude certain items as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

Special items included in Teradata’s 2014 fourth quarter GAAP net income included the following items, net of tax: $10 million of stock-based compensation expense; $8 million of amortization of acquisition-related intangible assets and $4 million of acquisition transaction, integration and reorganization-related expenses..

Special items for Teradata’s 2014 full-year GAAP net income included the following items, net of tax: $34 million of stock-based compensation expense; $31 million of amortization of acquisition-related intangible assets; $14 million of acquisition transaction, integration and reorganization-related expenses, and a $6 million impairment of an equity investment.
The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain items. Our management regularly uses supplemental non-GAAP financial measures, such as gross margin, operating income, net income and EPS, excluding certain items internally, to understand, manage and evaluate our business and support operating decisions. The company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the company’s operating results excluding special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.
(in millions, except per share data)

	For the Three Months			For the Twelve Months
	Ended December 31			Ended December 31
Gross Margin:	2014	2013	%Chg as Rpt’d	2014	2013	%Chg as Rpt’d
GAAP Gross Margin	$425	$431	-1%	$1,479	$1,473	0%
% of Revenue	55.8%	56.0%		54.1%	54.7%

Excluding:
Stock-based compensation expense	3	2		11	7

Amortization of acquisition-related intangible assets	5	5		21	24
Acquisition, integration and reorganization related costs	—	3		5	4
Non-GAAP Gross Margin	$433	$441		$1,516	$1,508
% of Revenue	56.9%	57.3%	-2%	55.5%	56.0%	1%

Operating Income:
GAAP Operating Income	$158	$177	-11%	$503	$532	-6%
% of Revenue	20.9%	23.0%		18.4%	19.8%
Excluding:
Stock-based compensation expense	14	10		50	49

Amortization of acquisition-related intangible assets	12	10		47	43
Acquisition, integration and reorganization related costs	3	8		21	17
Non-GAAP Operating Income	$187	$205		$621	$641
% of Revenue	24.6%	26.7%	-9%	22.7%	23.8%	-3%

Net Income:
GAAP Net Income	$118	$112	5%	$367	$377	-3%
% of Revenue	15.5%	14.6%		13.4%	14.0%

Excluding:
Stock-based compensation expense	10	7		34	33

Amortization of acquisition-related intangible assets	8	6		31	28
Acquisition, integration and reorganization related costs	4	5		14	11
Net loss on equity investments	—	14		6	14
2012 R&D Tax Credit, enacted in 2013	—	—		—	(4)
Non-GAAP Net Income	$140	$144		$452	$459
% of Revenue	18.4%	18.7%	-3%	16.5%	17.1%	-2%

	For the periods ended December 31
	Three Months		Twelve Months		Full-Year
Diluted Earnings Per Share:	2014	2013	2014	2013	2015 Guidance
GAAP Diluted Earnings Per Share	$0.77	$0.68	$2.33	$2.27	$1.91 - $2.11
Excluding:
Stock-based compensation expense	0.07	0.04	0.22	0.2	0.34

Amortization of acquisition-related intangible assets	0.05	0.04	0.2	0.17	0.19
Acquisition, integration and reorganization related costs	0.02	0.03	0.08	0.06	0.06
Net loss on equity investments	—	0.09	0.03	0.08	—
2012 R&D Tax Credit, enacted in 2013	—	—	—	(0.02)	—
Non-GAAP Diluted Earnings Per Share	$0.91	$0.88	$2.86	$2.76	$2.50 - $2.70

3.
As described above, the company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of the company’s stock and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

	For the Periods Ended December 31 (in millions)
	Three Months		Twelve Months
	2014	2013	2014	2013

Cash provided by operating activities (GAAP)	$97	$63	$680	$510
Less capital expenditures for:
Expenditures for property and equipment	-17	-16	-54	-60
Additions to capitalized software	-18	-22	-75	-78
Total capital expenditures	-35	-38	-129	-138
Free Cash Flow (non-GAAP measure)(3)	$62	$25	$551	$372

Note to Investors
This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially. In addition to the factors discussed in this release, other risks and uncertainties could affect our future results, and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the global economic environment in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the rapidly changing and intensely competitive nature of the information technology industry and the analytics data solutions and marketing applications businesses, including ongoing consolidation activity, threats from new and emerging technologies and competitors, and increased pressure on price/performance for data warehousing solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely and successful development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services as well as the reliability, quality and operability of new products because of the difficulty and complexity associated with their testing and production; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; our ability to execute integration plans for newly acquired entities, including the possibility that expected synergies and operating efficiencies may not be achieved, that such integration efforts may be more difficult, time-consuming or costly than expected, and that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; recurring revenue may decline or fail to be renewed; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors described from time-to-time in the company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Teradata
Teradata (NYSE: TDC) offers a leading portfolio of big data analytic solutions, integrated marketing applications, and services that help organizations gain a sustainable competitive advantage with data. Visit teradata.com.

Get to know Teradata:

Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

INVESTOR CONTACT: Gregg Swearingen Teradata (937) 242-4600 gregg.swearingen@teradata.com	MEDIA CONTACT: Mike O’Sullivan Teradata (937) 242-4786 mike.osullivan@teradata.co

SCHEDULE A

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts - unaudited)

	For the Period Ended December 31
	Three Months			Twelve Months
	2014	2013	% Chg	2014	2013	% Chg
Revenue
Products	$360	$372	-3%	$1,227	$1,230	0%
Services	401	397	1%	1,505	1,462	3%
Total revenue	761	769	-1%	2,732	2,692	1%
Product gross margin	233	251		784	797
% of Revenue	64.7%	67.5%		63.9%	64.8%
Services gross margin	192	180		695	676
% of Revenue	47.9%	45.3%		46.2%	46.2%

Total gross margin	425	431		1,479	1,473
% of Revenue	55.8%	56.0%		54.1%	54.7%

Selling, general and administrative expenses	213	210		770	757
Research and development expenses	54	44		206	184

Income from operations	158	177		503	532
% of Revenue	20.8%	23.0%		18.4%	19.8%

Other expense, net	(1)	(23)		(9)	(24)

Income before income taxes	157	154		494	508
% of Revenue	20.6%	20.0%		18.1%	18.9%

Income tax expense	39	42		127	131
% Tax rate	24.8%	27.3%		25.7%	25.8%

Net income	$118	$112		$367	$377
% of Revenue	15.5%	14.6%		13.4%	14.0%

Net income per common share
Basic	$0.78	$0.69		$2.36	$2.31
Diluted	$0.77	$0.68		$2.33	$2.27

Weighted average common shares outstanding
Basic	151.8	161.7		155.4	163.4
Diluted	154.1	164.4		157.8	166.4

SCHEDULE B

TERADATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions - unaudited)

	December 31, 2014	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$834	$848	$695
Accounts receivable, net	619	522	717
Inventories	38	44	56
Other current assets	81	92	95
Total current assets	1,572	1,506	1,563
Property and equipment, net	159	157	161
Capitalized software, net	199	198	195
Goodwill	948	958	946
Acquired intangible assets	136	130	149
Deferred income taxes	20	23	24
Other assets	98	46	58
Total assets	$3,132	$3,018	$3,096

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$53	$45	26
Short-term borrowings	220	—	—
Accounts payable	126	118	114
Payroll and benefits liabilities	125	127	136
Deferred revenue	370	380	390
Other current liabilities	101	101	110
Total current liabilities	995	771	776
Long-term debt	195	210	248
Pension and other postemployment plan liabilities	99	73	76
Long-term deferred revenue	18	22	25
Deferred tax liabilities	86	68	87
Other liabilities	32	32	27
Total liabilities	1,425	1,176	1,239
Stockholders' equity
Preferred stock	—	—	—
Common stock	1	2	2
Paid-in capital	1,054	1,031	973
Treasury Stock	—	(1,477)	(1,184)
Retained earnings	656	2,282	2,033
Accumulated other comprehensive (loss) income	(4)	4	33
Total stockholders' equity	1,707	1,842	1,857
Total liabilities and stockholders' equity	$3,132	$3,018	$3,096

SCHEDULE C

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions - unaudited)

	For the Period Ended December 31
	Three Months		Twelve Months
	2014	2013	2014	2013
Operating activities
Net income	$118	$112	$367	$377
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	41	38	169	147
Stock-based compensation expense	14	10	50	49
Excess tax benefit from stock-based compensation	—	—	(2)	(7)
Deferred income taxes	15	11	(2)	18
Loss on investments	—	25	9	25
Changes in assets and liabilities:
Receivables	(98)	(172)	101	(46)
Inventories	6	10	18	(9)
Current payables and accrued expenses	(13)	23	(23)	(63)
Deferred revenue	(15)	14	(28)	9
Other assets and liabilities	29	(8)	21	10
Net cash provided by operating activities	97	63	680	510
Investing activities
Expenditures for property and equipment	(17)	(16)	(54)	(60)
Additions to capitalized software	(18)	(22)	(75)	(78)
Business acquisitions and other investing activities	(20)	3	(69)	(36)
Net cash used in investing activities	(55)	(35)	(198)	(174)
Financing activities
Repurchases of common stock	(269)	(195)	(551)	(382)
Repayments of long-term borrowings	(7)	(4)	(26)	(15)
Proceeds from credit facility borrowings	220	—	220	—
Excess tax benefit from stock-based compensation	—	—	2	7
Other financing activities, net	9	5	29	28
Net cash used in financing activities	(47)	(194)	(326)	(362)
Effect of exchange rate changes on cash and cash equivalents	(9)	(1)	(17)	(8)
(Decrease) increase in cash and cash equivalents	(14)	(167)	139	(34)
Cash and cash equivalents at beginning of period	848	862	695	729
Cash and cash equivalents at end of period	$834	$695	$834	$695

SCHEDULE D

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions - unaudited)

	For the Three Months Ended December 31
	2014	2013	% Change As Reported	% Change Constant Currency
Segment Revenue
Americas	$456	464	-2%	-1%
International	305	305	0%	8%
Total revenue	761	769	-1%	3%

Segment gross margin
Americas	272	279
% of Revenue	59.6%	60.1%
International	153	152
% of Revenue	50.2%	49.8%
Total gross margin	425	431
% of Revenue	55.8%	56.0%

Selling, general and administrative expenses	213	210
Research and development expenses	54	44

Income from operations	$158	$177
% of Revenue	20.8%	23.0%

	For the Twelve Months Ended December 31
	2014	2013	% Change As Reported	% Change Constant Currency
Segment Revenue
Americas	$1,619	$1,633	-1%	0%
International	1,113	1,059	5%	8%
Total revenue	2,732	2,692	1%	3%

Segment gross margin
Americas	943	947
% of Revenue	58.2%	58.0%
International	536	526
% of Revenue	48.2%	49.7%
Total gross margin	1,479	1,473
% of Revenue	54.1%	54.7%

Selling, general and administrative expenses	770	757
Research and development expenses	206	184

Income from operations	$503	$532
% of Revenue	18.4%	19.8%